UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 1, 2007

RPM INTERNATIONAL INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-14187	02-0642224
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

P.O. Box 777, 2628 Pearl Road, Medina, Ohio		44258
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(330) 273-5090

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 1, 2007, the Board of Directors of RPM International Inc. (the "Company") elected Ernest Thomas, age 53, a senior vice president of the Company. Also on June 1, 2007, Robert L. Matejka, Vice President - Chief Financial Officer and Controller, announced his plans to retire from the Company later in the fiscal year. Mr. Thomas will assume the additional position of chief financial officer effective August 1, 2007. Mr. Matejka will continue to serve as the Company's chief financial officer until August 1, 2007 when he will then become vice president and controller upon Mr. Thomas' assumption of the chief financial officer position.

Prior to joining the Company, Mr. Thomas served since 2004 as senior vice president and chief financial officer of CF Industries Holdings, Inc., a producer of nitrogen and phosphate fertilizers. From 2002 to 2004, he served as chief financial officer and treasurer of Tower Automotive, a producer of automobile assemblies. From 1997 to 2002, he served in various management positions, including group vice president and senior vice president and chief financial officer, with Modine Manufacturing Company, a producer of heat transfer products. From 1989 to 1997, Mr. Thomas served in various management positions with Eaton Corporation, a manufacturer of industrial products. He began his career in 1976 on the corporate financial staff of General Motors Corporation. Since November 2006, Mr. Thomas has served as a member of the Board of Trustees of Bluffton University, Bluffton, Ohio.

The terms of Mr. Thomas' employment will be formalized in an employment agreement. Under the terms of that agreement. Mr. Thomas' base salary will be $350,000 through July 2008, at which time his compensation will be reviewed. He will participate in the corporate performance bonus program at fiscal year end which has a maximum payout of 133% of base salary subject to the achievement of specific performance goals. Mr. Thomas will also be eligible to participate in the annual performance-based equity awards program, as well as a long-term equity compensation plan to be associated with the Company's three-year strategic plan for the period ending May 31, 2010.

Mr. Thomas will be eligible to participate in all applicable corporate benefit programs including medical and dental insurance plans, matched 401(k) savings and pension plans, and group life and disability plans including participation in the Company's supplemental retirement plan and split dollar life insurance program. In addition, the Company will provide a leased automobile to Mr. Thomas and relocation assistance.

Mr. Thomas' employment agreement will also provide for one year of severance payment after six months of employment and two years of severance payment after the first anniversary of his employment with the Company. The employment agreement will also provide a severance payout equal to two times Mr. Thomas' combined salary and bonus any time after the commencement of his employment in the event he is terminated in connection with a change in control.

In connection with his election as an executive officer, the Company and Mr. Thomas will enter into an indemnification agreement effective as of June 1, 2007. The indemnification agreement will be the same as the indemnification agreements the Company has entered into with each of its directors and executive officers. The indemnification agreement will require the Company to indemnify Mr. Thomas to the fullest extent permitted by law against all expenses, judgments, settlements, fines and penalties, actually and reasonably incurred in the defense or settlement of any civil, criminal, administrative or investigative action brought against him by reason of his relationship with the Company, including third-party claims and proceedings brought by or in the right of the Company, subject to certain exceptions. The rights provided to Mr. Thomas under the indemnification agreement will be in addition to any other rights he may be entitled to under the Company's Amended and Restated Certificate of Incorporation or Amended and Restated By-laws, the General Corporation Law of the State of Delaware or otherwise. The description of the indemnification agreement set forth in this Item 5.02 is not complete and is qualified in its entirety by reference to the full text of the form of indemnification agreement. The form of indemnification agreement between the Company and each of its directors and executive officers was filed as Exhibit 10.14 to the Company's Quarterly Report on Form 10-Q for the quarter ended November 30, 2002 and is incorporated herein by reference.

There are no arrangements or understandings between Mr. Thomas and any other persons pursuant to which Mr. Thomas was selected as an executive officer. There are no transactions in which Mr. Thomas has an interest requiring disclosure pursuant to Item 404(a) of Regulation S-K.

Item 7.01 Regulation FD Disclosure.

On June 1, 2007, the Company issued a press release announcing Mr. Thomas' election. A copy of the press release is attached hereto as Exhibit 99.1 and furnished herewith.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.
Exhibit Number Description

99.1 Press release of the Company, dated June 1, 2007, announcing the election of Ernest Thomas.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RPM INTERNATIONAL INC.

June 1, 2007	By:	/s/Edward W. Moore

Name: Edward W. Moore
Title: Vice President, General Counsel and Secretary

Top of the Form

Exhibit Index

Exhibit No.	Description

99.1	Press release of the Company, dated June 1, 2007, announcing the election of Ernest Thomas.